EXHIBIT 99.1

AV Homes, Inc. Announces Second Quarter Results

Scottsdale, AZ (Aug. 6, 2012) – AV Homes, Inc. (Nasdaq: AVHI) a developer and builder of active adult and conventional home communities in Arizona and Florida, today announced results for its second quarter ended June 30, 2012.

The Company reported a net loss of $11.3 million, or 91 cents per diluted share, on revenues of $19.0 million for the three months ended June 30, 2012, compared to a net loss of $16.5 million, or $1.33 per diluted share, on revenues of $28.4 million for the three months ended June 30, 2011.

For the six-month period ended June 30, 2012, the company reported a net loss of $19.8 million, or $1.58 per diluted share, on revenues of $45.7 million, compared to a net loss of $26.6 million or $2.14 per diluted share, on revenues of $40.6 million for the six months ended June 30, 2011.

For the second quarter ended June 30, 2012, the company closed on 59 homes, a 41% increase over the 42 homes closed during the second quarter of 2011.  For the six-month period ended June 30, 2012, the company reported 122 closings, a 63% increase over the 75 closings reported for the six months ended June 30, 2011. The dollar volume of the closings reported in the second quarter of 2012 increased to $13.4 million, compared to a dollar volume of $9.3 million during the same period in 2011.  During the second quarter of 2012, the overall average unit price per closing rose to $228,000 in the second quarter compared to $221,000 in the second quarter of 2011.

The number of housing contracts signed, net of cancellations, during the three months ended June 30, 2012 increased by 130% to 101 units, compared to 44 units during the same period in 2011.  The dollar value of the contracts signed during the second quarter more than doubled to $24.6 million, compared to $10.3 million during the same period one year ago.  For the six-month period ended June 30, 2012, the company reported 207 contracts, net of cancellations, with a contract value of $47.8 million, compared to 95 contracts with a value of $22.4 million for the six months ended June 30, 2011.

The average unit price of new contracts during the second quarter of 2012 increased to $244,000 from $233,000 in the second quarter of 2011, due primarily to a larger volume of higher priced homes in its primary residential business.

The backlog of homes under contract but not yet closed at June 30, 2012 increased 190% to 183 units representing a dollar volume of $41.3 million, compared to 63 units with a dollar value of $16.9 million at June 30, 2011.

During the second quarter the company reported $3.0 million in revenue from the sale of commercial, industrial and other lands which generated $1.6 million in net income to the company, compared to $15.1 million in land sales generating $6.8 million in net income during the second quarter of 2011.

Chief Executive Officer Allen J. Anderson said that the company is benefitting from the increased momentum of the homebuilding industry as well as its earlier actions to reduce its overhead and other costs.  “We are operating at a very efficient level relative to our pace of sales,” he said.  “Our conventional homebuilding operations, represented by our Joseph Carl Homes brand, have seen a significant jump in sales, generating an increase of $20 million in the dollar value of its contracts during the first six months of the year as compared to the same period last year.”

Anderson said that the company’s active adult operations, while doing well, have not seen the same level of improvement as its conventional operations.  “Active adult buyers remain a bit more cautious, but we believe that the recent increases we’re seeing in traffic and inquires bode well for the future.  We have taken steps in anticipation of this growing level of interest by preparing to open Vitalia at Tradition, our newest active adult community in Port St. Lucie, Florida later this year and with a new model home series at Solivita in Central Florida,” he said.

The Company will hold a conference call and webcast on Tuesday, Aug. 7, 2012 to discuss its second quarter results.  The conference call will begin at 2:00 p.m. EDT. The conference call can be accessed live over the telephone by dialing (877) 643-7158 or for international callers by dialing (914) 495-8565, please dial-in 10 minutes before the start of the call. A replay will be available on Aug. 7, 2012 at 5:00 p.m. and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the conference ID is 17732641. The replay will be available until Aug. 14, 2012. In order to access the live webcast, please go to the Investors section of AV Homes’ website at http://www.avhomesinc.com and click on the webcast link that will be made available. A replay will be available shortly after the original webcast.

AV Homes, Inc. is engaged in homebuilding, community development and land sales in Florida and Arizona. Its principal operations are conducted at its active adult communities of Solivita near Orlando, Florida and CantaMia near Phoenix, Arizona.  The company also builds conventional communities for people of all ages in the Orlando and Phoenix areas under its Joseph Carl Homes brand.  AV Homes’ common shares trade on NASDAQ under the symbol AVHI.

This news release, the conference call and the webcast contain "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of AV Homes, Inc. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release, the conference call and the webcast. Although our management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, the conference call and the webcast, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies which could cause our actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause our actual results or performance to differ materially from our forward-looking statements include those set forth in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2011 and in our other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. At least 80% of active adult homes are intended for occupancy by at least one person 55 years or older. AV Homes disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Contact:

Media Contact: Ken Plonski
863-427-7126
k.plonski@avhomesinc.com